Exhibit 99.1

For Immediate Release

Cephalon Exercises its Option to Acquire BioAssets Development Corporation

FRAZER, PA (October 21, 2010) - Cephalon, Inc. (Nasdaq: CEPH) announced today that it has exercised its option to acquire BioAssets Development Corporation (BDC), following receipt of interim data from a Phase II placebo-controlled proof-of-concept study evaluating epidural administration of a tumor necrosis factor (TNF) inhibitor for the treatment of sciatica in 45 patients. Sciatica is a neuropathic inflammatory pain condition that occurs when the sciatic nerve is compressed, injured or irritated.  As part of the acquisition, Cephalon will gain rights to the BDC intellectual property estate covering the use of cytokine inhibitors, including TNF inhibitors, for sciatic pain in patients with intervertebral disk herniation, as well as other spinal disorders.  The transaction is expected to close in mid-November.

Separately, Cephalon will evaluate epidural administration of its proprietary domain antibody TNF inhibitor, CEP 37247, in a Phase II program. “With this acquisition, Cephalon combines BDC’s intellectual property and scientific expertise regarding TNF inhibitors with our own pipeline,” said Dr. Lesley Russell, Chief Medical Officer for Cephalon.  “The BDC data provide a path forward to evaluate a potential non-surgical approach for the treatment of patients suffering from the debilitating effects of sciatica.”

Dr. James Gorman, CEO and Chief Medical Officer for BDC commented, “The Cephalon commitment to develop CEP 37247 for non-operative treatment of sciatic pain is encouraging news for the patients, physicians and payors urgently seeking a more effective non-operative treatment for this prevalent, debilitating condition.  We believe that the combination of BDC’s assets with the Cephalon expertise and pipeline greatly increases the potential to provide in the foreseeable future an FDA-approved TNF-inhibitor therapeutic for sciatica.”

The merger agreement is subject to customary closing conditions.  Upon the closing of the merger, Cephalon would purchase all of the outstanding capital stock of BDC for $12.5 million, subject to net working capital and debt adjustments set forth in the merger agreement.  BDC already received $30 million for the Cephalon option to acquire BDC, and shareholders could receive additional payments related to regulatory and sales milestones.  BDC was advised on this transaction by Extera Partners.

About Cephalon, Inc.

Cephalon is a global biopharmaceutical company dedicated to discovering, developing and bringing to market medications to improve the quality of life of individuals around the world. Since its inception in 1987, Cephalon has brought first-in-class and best-in-class medicines to patients in several therapeutic areas.  Cephalon has the distinction of being one of the world’s fastest-growing biopharmaceutical companies, now among the Fortune 1000 and a member of the S&P 500 Index, employing approximately 4,000 people worldwide.  The company sells numerous branded and generic products around the world.  In total, Cephalon sells more than 150 products in nearly 100 countries.  More information on Cephalon and its products is available at www.cephalon.com.

About BioAssets Development Corporation

BioAssets Development Corporation is a private company pioneering novel spine indications for emerging and marketed biologic drugs. The Company’s lead initiative focuses on the development of a TNF inhibitor therapy to treat the underlying cause of pain in sciatica.  For more information, visit www.biodevco.com.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding whether Cephalon will complete the acquisition of BDC, anticipated scientific progress on its research programs, development of, and prospects for, potential pharmaceutical products such as a TNF inhibitor, the relative value to Cephalon’s business and the effect on Cephalon’s long-term growth of biologic products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Source:  Cephalon, Inc. and BioAssets Development Corporation

Contacts:

Cephalon

Media:

Candace Steele Flippin

610-727-6231 (office)

csteele@cephalon.com

Investor Relations:

Chip Merritt

610-738-6376 (office)

cmerritt@cephalon.com

Joseph Marczely

610-883-5894 (office)

jmarczely@cephalon.com

BDC

James Gorman

CEO & Chief Medical Officer

BioAssets Development Corporation

339-686-2000

jgorman@biodevco.com